Exhibit 10.6

Myriad Genetics, Inc.

Non-Employee Director Compensation Policy

(effective October 1, 2007)

The following is a description of the standard compensation arrangements under which our non-employee directors are compensated for their service as directors, including as members of the various committees of our Board.

Annual Retainer	$50,000

Chairman of the Board	$35,000 additional retainer

Committee Chair Compensation
Audit Committee	$25,000 additional retainer
Compensation Committee	$15,000 additional retainer
Nominating and Governance Committee	$15,000 additional retainer

Committee Member Compensation
(other than each Committee Chair)
Audit Committee	$12,000 additional retainer
Compensation Committee	$7,500 additional retainer
Nominating and Governance Committee	$7,500 additional retainer

Per Meeting Fees	We plan to pay each non-employee director a per meeting cash fee, in an amount which has not yet been established by the Board, if they are required to attend more than five in-person meetings and four telephonic meetings each fiscal year.

Stock Option Awards
Upon initial election	15,000 options
Annually	15,000 options

All cash fees are paid in four quarterly installments following each quarter of service. Non-employee directors are also reimbursed for their out-of pocket expenses incurred in attending meetings.

All options are granted under our 2003 Employee, Director and Consultant Stock Option Plan, as amended (the “2003 Plan”), and vest in full on the first anniversary of the date of grant, assuming continued membership on the Board. Annual option grants are made automatically under the terms of the 2003 Plan on the date of our annual meeting of stockholders, provided that a director who was initially elected to the Board within six months of the annual meeting shall not receive an annual grant. Options are exercisable after the termination of the director’s service on the Board to the extent exercisable on the date of such termination for the remainder of the life of the option. All options will become fully exercisable upon a change of control of Myriad or upon the director’s death, as provided for under the 2003 Plan.